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                                                                     EXHIBIT 1.1

                                  $3,120,000

                                 Consisting Of

                            Shares of Common Stock

                  1,200,000 Redeemable Common Stock Warrants

                               SELLING AGREEMENT

Dear Sirs:

          1. We as Underwriter are offering for sale an aggregate of _________ shares (the "Shares") of Common Stock, $0.1 par value per share, and 1,200,000 Redeemable Common Stock Warrants (the "Warrants") of Trans Energy, Inc. (the "Company") for aggregate gross proceeds of $3,120,000, which we have agreed to purchase from the Company. In addition, we have been granted an option to purchase from the Company up to an additional 15% of the Shares and Warrants sold in the public offering (the "Option Securities") to cover over allotments in connection with the sale of the Shares and the Warrants. The _________ Shares and 1,200,000 Warrants being sold for an aggregate of $3,120,000 and the Option Securities purchased are herein called the "Securities". The Securities and the terms under which they are to be offered for sale by the Underwriter are more particularly described in the Prospectus.

          2. The Securities are to be offered to the public by the Underwriter at the price per share set forth on the coverage page of the Prospectus (the "Public Offering Price"), in accordance with the terms of offering thereof set forth in the Prospectus.

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          3. The Underwriter is offering, subject to the terms and conditions hereof, a portion of the Securities for sale to certain dealers who are actually engaged in the investment banking or securities business and who are either (i) members in good standing of the National Association of Securities Dealers, Inc. (the "NASD") or (ii) dealers with their principal places of business located outside the United States, its territories and its possessions and not registered as brokers or dealers under the Securities Exchange Act of 1934, as amended (the "1934 Act") who have agreed not to make any sales within the United States, its territories or its possessions or to persons who are nationals thereof or residents therein (such dealers who shall agree to purchase Securities hereunder being herein called "Selected Dealers"), at the Public Offering Price, less a selling concession (which may be changed) of not in excess of $.___ per Share and $.___ per Warrant payable as hereinafter provided, out of which concession an amount not exceeding $.___ per Share and $.___ per Warrant may be reallowable by Selected Dealers to members of the NASD or foreign dealers qualified as aforesaid. The Selected Dealers have agreed to comply with the provisions of Section 2740 of the Conduct Rules of the NASD, and if any such dealer is a foreign dealer and not a member of the NASD, such Selected Dealer also has agreed to comply with the NASD's interpretation with respect to free-riding and withholding, to comply, as though it were a member of the NASD, with the provisions of Section 2730 and 2750 of such Conduct Rules, and to comply with Section 2420 thereof as that Section applies to non-

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member foreign dealers.  The Underwriter may be included among the Selected
Dealers.

          4. We shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the public offering of the Securities.

          5. If you desire to purchase any of the Securities, your application should reach us promptly by telephone or telegraph at our office at 61 Broadway, Suite 1600, New York, New York 10006, Attention: Tony Smith, Telephone No.
(212)292-8402. We reserve the right to reject subscriptions in whole or in part, to make allotments and to close the subscription books at any time without notice. The Securities allotted to you will be confirmed subject to the terms and conditions of this Agreement.

          6. Any Securities purchased by you under the terms of this Agreement may be immediately reoffered to the public in accordance with the terms of offering thereof set forth herein and in the Prospectus, subject to the securities or blue sky laws of the various states or other jurisdictions.

          You agree to pay us on demand an amount equal to the Selected Dealer concession as to any Securities purchased by you hereunder which, prior to the termination of this Agreement, we may purchase or contract to purchase and, in addition, we may charge you with any broker's commission and transfer tax paid in connection with such purchase or contract to purchase. Certificates for Common Stock delivered on such repurchases need not be the identical certificates originally purchased.



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          You agree to advise us from time to time, upon request, of the number of Securities purchased by you hereunder and remaining unsold at the time of such request, and, if in our opinion any such Securities shall be needed to make delivery of the Securities sold or over-allotted for our account you will, forthwith upon our request, grant to us for our account the right, exercisable promptly after receipt of notice from you that such right has been granted, to purchase, at the Public Offering Price less the selling concession or such part thereof as we shall determine, such number of Securities owned by you as shall have been specified in our request.

          No expense shall be charged to Selected Dealers. A single transfer tax, if payable, upon the sale of the Securities by the Underwriter to you will be paid when such Securities are delivered to you. However, you shall pay any transfer tax on sales of Securities by you and you shall pay your proportionate share of any transfer tax (other than the single transfer tax described above) in the event that any such tax shall from time to time be assessed against you and other Selected Dealers as a group or otherwise.

          Neither you nor any other person is or has been authorized to give any information or to make any representation in connection with the sale of the Securities other than as contained in the Prospectus.

          7. The first three paragraphs of Section 6 hereof will terminate when we shall have determined that the public offering of the Securities has been completed and upon telegraphic notice
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to you of such termination, but, if not theretofore terminated, they will terminate at the close of business on the 45th full business day after the date hereof; provided, however, that we shall have the right to extend such provisions for a further period or periods, not exceeding an additional 30 full business days in the aggregate upon telegraphic notice to you.

          8. For the purpose of stabilizing the market in the Securities, we have been authorized to make purchases and sales of the Securities of the Company, in the open market or otherwise, for long or short account, and in arranging for sales, to overallot.

          9. On becoming a Selected Dealer, and in offering and selling the Securities, you agree to comply with all the applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), and the 1934 Act. You confirm that you are familiar with Rule 15c2-B under the 1934 Act relating to the distribution of preliminary and final prospectuses for securities of an issuer (whether or not the issuer is subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act) and confirm that you have complied and will comply therewith.

          We hereby confirm that we will make available to you such number of copies of the Prospectus (as amended or supplemented) as you may reasonably request for the purposes contemplated by the 1933 Act of the 1934 Act, or the rules and regulations thereunder.

          10. Upon request, you will be informed as to the states and other jurisdictions in which we have been advised that
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the Securities are qualified for sale under the respective securities or blue sky laws of such states and other jurisdictions, but we assume no obligation or responsibility as to the right of any Selected Dealer to sell the Securities in any state or other jurisdiction or as to the eligibility of the Securities for sale therein. We will, if required, file a Further State Notice in respect of the Securities pursuant to Article 23-A of the General Business Law of the State of New York.

          11. No Selected Dealer is authorized to act as our agent or otherwise to act on our behalf, in offering or selling the Securities to the public or otherwise or to furnish any information or make any representation except as contained in the Prospectus.

          12. Nothing will constitute the Selected Dealers an association or other separate entity or partners with the Underwriter or with each other, but you will be responsible for your share of any liability or expense based on any claim to the contrary. We shall not be under any liability for or in respect of value, validity or form of the Securities or the delivery of the certificates for the Securities, or the performance by anyone of any agreement on its part, or the qualification of the Securities for sale under the laws of any jurisdiction, or for or in respect of any other matter relating to this Agreement, except for lack of good faith and for obligations expressly assumed by us in this Agreement and no obligation on our part shall be


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implied herefrom. The foregoing provisions shall not be deemed a waiver of any liability imposed under the 1993 Act.

          Payment for the Securities sold to you hereunder is to be made at the Public Offering Price less the above-mentioned selling concession at such time and date as we may advise, at the office of L.B. Saks Inc., 61 Broadway, Suite 1600, New York, New York 10006, by a certified or official bank check in current New York Clearing House funds, payable to the order to L.B. Saks Inc. against delivery of certificates for the Securities. If such payment is not made at such time, you agree to pay us interest on such funds at the prevailing brokers' loan rate.

          13. Notices should be addressed to us at the office of L.B. Saks Inc., as stated in paragraph 12 above. Notices to you shall be deemed to have been duly given if telegraphed or mailed to you at the address to which this letter is addressed.

          14. If you desire to purchase any Securities, please confirm your application by signing and returning to us your confirmation on the duplicate copy of this letter enclosed herewith, even though you may have previously advised us thereof by telephone or telegraph. Our signature hereon may be by facsimile.

                                               Very truly yours,

                                               L.B Saks Inc.

                                               By:__________________________